                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                             (AMENDMENT NO._____)1



                        COGENT COMMUNICATIONS GROUP, INC.
              -----------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    19239V104
              -----------------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 5, 2002
              -----------------------------------------------------
             (Date of Event which requires filing of this Statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

         /_/      Rule 13d-1(b)
         /_/      Rule 13d-1(c)
         /X/      Rule 13d-1(d)




----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 19239V104                   13G                     Page 2 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners IX, Limited Partnership
     06-1556218
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   1,957,507 Shares of Common Stock
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        Not applicable
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        1,957,507 Shares of Common Stock
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,957,507 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     14.25%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                     Page 3 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

         Oak Associates IX, LLC
         06-1556230
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   Not applicable
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        1,957,507 Shares of Common Stock
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        Not applicable
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        1,957,507 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     1,957,507 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     14.25%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     OO-LLC
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                     Page 4 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

         Oak IX Affiliates Fund - A, Limited Partnership
         06-1571899
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   46,985 Shares of Common Stock
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        Not applicable
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        46,985 Shares of Common Stock
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     46,985 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.34%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                     Page 5 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak IX Affiliates Fund, Limited Partnership
     06-1556229
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   20,863 Shares of Common Stock
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        Not applicable
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        20,863 Shares of Common Stock
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     20,863 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.15%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                     Page 6 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak IX Affiliates, LLC
     06-1556233
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   Not applicable
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        67,848 Shares of Common Stock
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        Not applicable
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        67,848 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     67,848 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                            /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     0.49%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     OO-LLC
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                     Page 7 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Management Corporation
     06-0990851
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   Not applicable
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        2,025,355 Shares of Common Stock
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        Not applicable
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     14.71%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     CO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                     Page 8 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Bandel L. Carano
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   Not applicable
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        2,025,355 Shares of Common Stock
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        Not applicable
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     14.71%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                     Page 9 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Gerald R. Gallagher
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   Not applicable
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        2,025,355 Shares of Common Stock
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        Not applicable
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     14.71%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                    Page 10 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Edward F. Glassmeyer
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   Not applicable
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        2,025,355 Shares of Common Stock
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        Not applicable
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     14.71%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                    Page 11 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Fredric W. Harman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   Not applicable
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        2,025,355 Shares of Common Stock
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        Not applicable
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     14.71%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                    Page 12 of 21 pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Ann H. Lamont
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group*

                                                                    (a)      /_/
                                                                    (b)      /X/
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------
Number of Shares                   (5)  Sole Voting Power
Beneficially Owned by                   Not applicable
Each Reporting Person             ----------------------------------------------
With:                              (6)  Shared Voting Power
                                        2,025,355 Shares of Common Stock
                                  ----------------------------------------------
                                   (7)  Sole Dispositive Power
                                        Not applicable
                                  ----------------------------------------------
                                   (8)  Shared Dispositive Power
                                        2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     2,025,355 Shares of Common Stock
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                             /_/
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     14.71%
--------------------------------------------------------------------------------
12.  Type of Reporting Person*

     IN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 19239V104                   13G                    Page 13 of 21 pages



                                  Schedule 13G
                                Amendment No. __*
                          Common Stock Par Value $0.001
                               CUSIP No. 19239V104

ITEM 1(a)         NAME OF ISSUER:
                  Cogent Communications Group, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  1015 31st Street N.W.
                  Washington, DC 20007

ITEM 2(a)         NAME OF PERSON FILING:

         Oak Investment Partners IX, Limited Partnership
         Oak Associates IX, LLC
         Oak IX Affiliates Fund - A, Limited Partnership
         Oak IX Affiliates Fund, Limited Partnership
         Oak IX Affiliates, LLC
         Oak Management Corporation
         Bandel L. Carano
         Gerald R. Gallagher
         Edward F. Glassmeyer
         Fredric W. Harman
         Ann H. Lamont

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         c/o Oak Management Corporation
         One Gorham Island
         Westport, Connecticut  06880

ITEM 2(c)         CITIZENSHIP:

         Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

         Common stock, par value $0.001 per share

ITEM 2(e)         CUSIP NUMBER: 19239V104


ITEM 3            Not applicable

ITEM 4            OWNERSHIP.

         The approximate percentages of shares of common stock reported as beneficially owned by the Reporting Persons is based upon 3,601,470 shares of common stock outstanding as of February 15, 2002, as reported by the Issuer to the Reporting Persons, plus 2,600,000 shares of common stock issuable upon conversion of the Issuer's issued and outstanding Series A preferred stock (the "Series A Preferred"), 19,809,783 shares of common stock issuable upon conversion of the Issuer's issued and outstanding Series B preferred stock (the "Series B Preferred"), and 4,977,340 shares of common stock issuable upon conversion of the Issuer's issued and outstanding Series C preferred

Cusip No. 19239V104                   13G                    Page 14 of 21 pages


stock (the "Series C Preferred"), all as reported by the Issuer to the Reporting Persons. For all computations with respect to this Schedule 13G, the percentage beneficially owned by each reporting person was calculated on a fully diluted, as converted basis of all of the Issuer's issued and outstanding Series A Preferred, Series B Preferred and Series C Preferred, including shares held by third parties.

         Amounts shown as beneficially owned by each of Oak Investment Partners IX, Limited Partnership ("Oak Investment X") and Oak Associates IX, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric
W. Harman, and Ann H. Lamont include the (i) 483,250 shares of common stock into which the shares of Series A Preferred held by Oak Investment IX may be converted, (ii) 548,032 shares of common stock into which the shares of Series B Preferred held by Oak Investment IX may be converted, and (iii) 926,225 shares of common stock into which the shares of Series C Preferred held by Oak Investment IX may be converted.

         Amounts shown as beneficially owned by each of Oak IX Affiliates Fund-A, Limited Partnership ("Oak Affiliates-A IX"), Oak IX Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric
W. Harman, and Ann H. Lamont include the (i) 11,599 shares of common stock into which the shares of Series A Preferred held by Oak Affiliates-A IX may be converted, (ii) 13,154 shares of common stock into which the shares of Series B Preferred held by Oak Affiliates-A IX may be converted, and (iii) 22,232 shares of common stock into which the shares of Series C Preferred held by Oak Affiliates-A IX may be converted.

         Amounts shown as beneficially owned by each of Oak IX Affiliates Fund, Limited Partnership ("Oak Affiliates IX"), Oak IX Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric
W. Harman, and Ann H. Lamont include the (i) 5,150 shares of common stock into which the shares of Series A Preferred held by Oak Affiliates IX may be converted, (ii) 5,841 shares of common stock into which the shares of Series B Preferred held by Oak Affiliates IX may be converted, and (iii) 9,872 shares of common stock into which the shares of Series C Preferred held by Oak Affiliates IX may be converted.

         Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

Cusip No. 19239V104                   13G                    Page 15 of 21 pages


ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10           CERTIFICATIONS.

         Not applicable

Cusip No. 19239V104                   13G                    Page 16 of 21 pages


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Signature:

         Dated: February 15, 2002

         Entities:

Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Management Corporation

                                     By: /s/ Edward F. Glassmeyer
                                         -------------------------------------
                                             Edward F. Glassmeyer, as
                                             General Partner or
                                             Managing Member or as
                                             Attorney-in-fact for the
                                             above-listed entities


Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont

                                     By: /s/ Edward F. Glassmeyer
                                         -------------------------------------
                                             Edward F. Glassmeyer,
                                             Individually and as
                                             Attorney-in-fact for the
                                             above-listed individuals

Cusip No. 19239V104                   13G                    Page 17 of 21 pages


                                INDEX TO EXHIBITS
                                -----------------

                                                                          Page
                                                                          ----

EXHIBIT A                Agreement of Reporting Persons                    18


EXHIBIT B                Power of Attorney                                 19